EXHIBIT 7
Consolidated Report of Condition of
Wells Fargo Bank National Association
of 101 North Phillips Avenue, Sioux Falls, SD 57104
And Foreign and Domestic Subsidiaries,
at the close of business March 31, 2007, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts
		In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$12,467
Interest-bearing balances		1,280
Securities:
Held-to-maturity securities		0
Available-for-sale securities		40,238
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		6,195
Securities purchased under agreements to resell		1,187
Loans and lease financing receivables:
Loans and leases held for sale		33,093
Loans and leases, net of unearned income	251,321
LESS: Allowance for loan and lease losses	2,151
Loans and leases, net of unearned income and allowance		249,170
Trading Assets		3,665
Premises and fixed assets (including capitalized leases)		4,173
Other real estate owned		657
Investments in unconsolidated subsidiaries and associated companies		392
Intangible assets
Goodwill		8,994
Other intangible assets		18,668
Other assets		16,668

Total assets		$396,847

LIABILITIES
Deposits:
In domestic offices		$269,773
Noninterest-bearing	75,101
Interest-bearing	194,672
In foreign offices, Edge and Agreement subsidiaries, and IBFs		43,580
Noninterest-bearing	6
Interest-bearing	43,574
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		3,911
Securities sold under agreements to repurchase		6,114

Dollar Amounts
In Millions
Trading liabilities	2,328
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	6,914
Subordinated notes and debentures	10,148
Other liabilities	14,055

Total liabilities	$356,823

Minority interest in consolidated subsidiaries	58

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	520
Surplus (exclude all surplus related to preferred stock)	24,751
Retained earnings	14,239
Accumulated other comprehensive income	456
Other equity capital components	0

Total equity capital	39,966

Total liabilities, minority interest, and equity capital	$396,847

I, Karen B. Nelson, Vice President of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.
Karen B. Nelson
Vice President
We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Michael Loughlin
John Stumpf	Directors
Carrie Tolstedt